Exhibit 10.36

**THIS EXHIBIT HAS BEEN REDACTED TO REMOVE INFORMATION THAT IS NOT MATERIAL AND THAT THE REGISTRANT MUST TREAT AS PRIVATE AND CONFIDENTIAL.**

FELICITEX MATERIAL TRANSFER AGREEMENT

This Felicitex Material Transfer Agreement (this “Agreement”) is dated May 15th, 2021 and is by and between Felicitex Therapeutics, Inc., a Delaware corporation (“Felicitex”) at 27 Strathmore Rd., Natick, MA, USA and UAB DolceRx Baltika (“DolceRx”), a Lithuanian corporation (“Recipient”) at Pramones str. 21, Klaipeda, Lithuania (together with Felicitex, “Parties” and each, a “Party”).

WHEREAS, Felicitex possesses certain technical and other proprietary material as detailed below;

WHEREAS, Recipient desires to use the Material for certain research and evaluations as detailed herein; and

WHEREAS, Felicitex desires to share the Material with Recipient, but only in accordance with the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants contained herein, and for other good and valuable consideration, the sufficiency of which is hereby acknowledged, the Parties agree as follows:

1.  The Material. Felicitex shall deliver to Recipient the technical and other proprietary material and/or information as detailed in Exhibit 1 hereto (the “Material”).

2.  The Purpose. The Recipient shall use the Material only for purposes set out in the study proposal attached hereto as Exhibit 2 (the “Purpose”) and for no other purpose or use whatsoever. Recipient shall further use the Material in accordance with directions provided by Felicitex. Felicitex will try to provide the amount of the Material needed to complete the Purpose; however, Recipient acknowledges that Felicitex is not required to replace lost or damaged Material or any Material deemed to be unfit. Felicitex cannot guarantee that any additional supply of the Material can be made available in the future or, if available, that it will be from the same lot or of similar quality.

3.  Restrictions on Use. (a) Recipient shall only allow those trained in handling similar materials in their assigned job functions to handle the Material. (b) Recipient shall be responsible for ensuring that all personnel utilizing the Material, receiving Confidential Information (as defined herein), and/or conducting the Purpose understand and agree to be bound by all of the terms and conditions of this Agreement, and Recipient agrees to be responsible for any failures by personnel to comply with this Agreement. (c) Recipient assumes all responsibilities and risks in connection with the receipt, handling, storage, use, and disposal of the Material, and will comply with all applicable federal, state, and local laws and regulations. (d) Recipient understands that the Material has not been approved for human use and Recipient shall not administer the Material to humans in any manner or form. (e) Recipient shall not sell, transfer, or otherwise distribute the Material to any third party without expressed written permission by Felicitex. (f) Recipient shall not allow the Material to be handled or disclosed to any personnel who do not have a need to know about the Material for the Purpose. (g) Recipient shall not use the Material to support the research or development of any commercial product except as indicated in the Purpose, including, without limitation, any product containing, discovered, or derived from use of the Material. (h) Recipient shall not attempt to reverse engineer, characterize, or ascertain the chemical structure of the Material or its degradants or metabolites, and shall not make derivatives of, or perform experiments to determine the identity of the Material.

4. Disclaimer. RECIPIENT ACKNOWLEDGES THAT THE MATERIAL lS EXPERIMENTAL IN NATURE ANO IS BEING PROVIDED “AS IS’. AND WITHOUT WARRANTY, EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, TOXICITY PROFILE, AND WARRANTY OF NON-INFRINGEMENT OF ANY PROPRIETARY OR INTELLECTUAL PROPERTY RIGHT OF A THIRD PARTY.

5. Reports. Recipient shall provide Felicitex with a written report detailing its progress on the Purpose and its finding, including relevant know-how, within fourteen (14) days upon (a) reasonable request from Felicitex from time to time, (b) completion of the Purpose or as scheduled in Exhibit 2 and (c) termination of this Agreement.

6. Confidential Information. As used herein, “Confidential Information” means this Agreement, the Material, any Results and Inventions (as defined below), and all information in any form concerning the Material plus other scientific, technical, trade, or business information that is treated by Felicitex as confidential or proprietary and that is disclosed by Felicitex to Recipient hereunder. Recipient agrees that Recipient shall (a) use, copy, and make extracts of the Confidential Information only in connection with the Purpose and (b) not disclose any of the Confidential Information to any third party other than its directors, officers, and employees who have a need to know the Confidential Information for the Purpose and who are bound by obligations of confidentiality substantially similar to those in this Agreement. Recipient is liable to Felicitex for any use or disclosure of the Confidential Information in violation of the terms of this Agreement by any of Recipient’s personnel. The terms of this Section do not apply to any information that Recipient can demonstrate: (i) Recipient possessed before Felicitex disclosed it under this Agreement; (ii) is or becomes public (other than as a result of breach of this Agreement by the Recipient or its personnel); (iii) the Recipient obtains from a third party free of any confidentiality obligation to Felicitex with respect to such information; or (iv) is independently developed by or on behalf of Recipient without the use of the Confidential Information. Notwithstanding anything to the contrary contained herein, Recipient shall be permitted to disclose any Confidential Information that is required to be disclosed by a governmental authority or by applicable law, provided that the Recipient shall: (i) notify Felicitex of any such disclosure requirement as soon as practicable; (ii) cooperate with Felicitex if Felicitex seeks a protective order or other remedy in respect of any such disclosure; and (iii) furnish only that portion of the Confidential Information which Recipient is legally required to disclose.

7. Intellectual Property.

(a) The Material and all proprietary rights thereto, including, but not limited to, patent rights, are and shall remain the sole property of Felicitex. No express or implied license or any other right is granted to Recipient under any patents, patent applications, trade secrets, or other proprietary rights of Felicitex except for the limited purpose of the Purpose and as set forth herein.

(b) Any and all results obtained with the Material and by engaging in the Purpose, including the underlying data and conclusions drawn from the Purpose (together, with all intellectual property rights therein, the “Results”), and any improvements and discoveries, whether or not patentable, arising from the use of the Material, including, without limitation, any mixtures or combinations or conjugates of the Material with other molecules and applications to various indications, (together, with all intellectual property rights therein, the “Inventions”), shall become the sole property of Felicitex, unless specified otherwise in Exhibits to this Agreement. Recipient agrees to assign and does hereby assign its entire right, in whatsoever countries, title, and interest in and to the Results and the Inventions in whatsoever countries, whether patentable or not, to Felicitex. Recipient shall compel the personnel assigned by Recipient to execute the purpose to assign the entire right, in whatsoever countries, title, and interest in and to the Results and the Inventions in whatsoever countries, whether patentable or not, to Felicitex. All personnel assigned by Recipient to execute the Purpose must irrevocably designate and appoint the Recipient and each of its duly authorized officers and agents as person’s agent and attorney-in-fact to do all lawfully permitted acts to further the prosecution, issuance, and enforcement of patents or other rights or protection with the same force and effect as if executed and delivered by personnel, in the event Recipient is unable to secure the signature of any one of Recipient’s personnel involved in execution of the Purpose on any document necessary or desirable to apply for, prosecute, obtain, or enforce any patent or other right or protection relating to any Invention covered by this Agreement, due to incapacity or any other cause.

(c) Recipient shall promptly disclose to Felicitex any and all Results and Inventions and, upon request of Felicitex, sign, execute, and deliver any and all documents or instruments, including patent applications, declarations, invention assignments, and any and all other applications in whatsoever countries (including, but not limited to all divisional, renewal, substitute, continuation, continuation-in-part, reissue, and convention patent applications based in whole or in part upon the Results and/or Inventions, together with the right of priority, and any and all reissues, reexaminations, and extensions of patent(s) granted for the Results and/or Inventions, and every priority right that is or may be predicated upon or arise from the Results and/or Inventions) and will take any other action which Felicitex shall deem necessary to perfect Felicitex’s rights with respect to the Results and the Inventions. Felicitex agrees to pay reasonable out of pocket fees and expenses incurred by Recipient for any assistance rendered to Felicitex pursuant to this Subsection.

8. Publications.

(a) Publications, in print, electronic, or other media, include but are not limited to articles, whether in peer reviewed journal or not, articles, opinion pieces, testimonials, etc. in trade magazines or pamphlets, books, book chapters, posters, oral presentations, videos, etc. in English or another language (together “Publications”). If Recipient wishes to publish any of the Results, Recipient will furnish Felicitex with a copy of the manuscript disclosing such Results prior to submission. Felicitex shall have thirty (30) days after receipt of the copy to review the proposed publication to provide comments or objections, and to suggest corrections and amendments in writing for Recipient’s consideration, and/or to remove any Confidential Information. If Felicitex does not provide any comments within thirty (30) days of receipt of a copy of the proposed publication then the proposed publication is seemed to be accepted as is. In the event that Felicitex provides Recipient with written comments, objections, corrections, or amendments to the proposed publication, Recipient shall either (i) make reasonable effort to implement Felicitex’s corrections and amendments; (ii) remove Confidential Information from the proposed publication; (iii) or, if any Confidential Information remains in the proposed publication, the Recipient will delay its submission for publication for maximum of sixty (60) days from receipt of Felicitex’s objections on the proposed publication to allow Felicitex an opportunity to protect Felicitex’s proprietary or intellectual property rights relating to the Material that might be contained in such disclosure.

(b) Without limiting the foregoing, any publication by Recipient wholly or in part based on or related to the Material, the Purpose, the Results, or the Inventions must list Felicitex’s personnel (scientists or consultants, in the discretion of Felicitex) as co-authors and/or acknowledge Felicitex as the source of the Material.

9. Termination. Felicitex may terminate Recipient’s right to use the Material upon notice to Recipient at any time. Within fourteen (14) days of termination for any reason, Recipient shall return to Felicitex any of the Material in Recipient’s possession, or, upon Felicitex’s instruction, destroy any such Material and certify in writing that the Recipient has either returned to Felicitex or destroyed all of the Material. Upon termination for any reason, only Recipient’s right to use the Material shall be terminated, and all other parts of this Agreement shall stay in effect. Upon termination for any reason and upon fourteen days (14) of written request by Felicitex, Recipient shall return or destroy all documents or copies containing Confidential Information; provided however that Recipient may retain one copy of such files for archival purposes only.

10. Indemnification and Release. Recipient shall indemnify and hold Felicitex harmless for and against any and all third-party claims and expenses, including attorney’s fees and all other costs, arising from or in connection with Recipient’s use or disposition of the Material and/or this Agreement. In the event that Recipient has a dispute with any third parties arising from or in connection with Recipient’s use or disposition of the Material, Recipient hereby releases Felicitex, its officers, employees, agents, consultants, and successors-in-right from claims, demands, and damages (actual and consequential) of every kind or nature, known and unknown, suspected and unsuspected, disclosed and undisclosed, arising out of or in any way related to any such dispute.

11. Limitations of Liability. Under no circumstances shall Felicitex be liable to any party (including Recipient) for any direct or any special, incidental, indirect, consequential, exemplary, or punitive damages based on any theory of liability arising out of or in any manner connected with this Agreement, the Material or the subject matter hereof, and regardless of whether Felicitex has been informed of or otherwise may have anticipated the possibility of such damages. Without limiting the foregoing, the total aggregate liability of Felicitex to Recipient arising out of or in any manner connected with this Agreement or the Material shall be limited to [**].

12. Insurance and Risk. Recipient represents and warrants to Felicitex that it is either self-insured or that it has adequate liability insurance protection to conduct the Purpose, such protection also being applicable to Recipient’s personnel while acting in the scope of their engagement with Recipient. Recipient assumes any and all risks of personal injury, property damage, or any other form of damage or injury attributable to neglect, acts, or omissions of Recipient, its personnel or third parties.

13. General Terms.

(a) Entire Agreement; Amendments. This Agreement embodies the entire agreement and understanding of the Parties with respect to the transactions contemplated by this Agreement. This Agreement supersedes all prior discussions, negotiations, agreements, and understandings (both written and oral) between the parties with respect to the transactions contemplated hereby that are not reflected or set forth in this Agreement. This Agreement may only be amended in writing executed by both parties.

(b) Assignment and Sublicensing. Recipient may not assign, sublicense, or transfer this Agreement without the prior written consent of Felicitex.

(c) Successors and Assigns. All assignments and ownership of the Material, Results, Inventions, etc. inure to Felicitex’s successors, assigns, and legal representatives. The obligations of confidentiality, assignment of patent rights, etc. inure to Recipient’s successors, assigns, and legal agents.

(d) Severability. If any provision of this Agreement, or the application of any such provisions to either of the Parties is held by a court of competent jurisdiction to be invalid, unlawful, or unenforceable, (i) the remaining provisions of this Agreement will nonetheless be valid and enforceable and shall remain in full force and effect, and will not be affected, impaired, or invalidated in any manner, (ii) such determination shall not affect the validity, lawfulness, or enforceability of this Agreement in any other jurisdiction, and (iii) the invalid, unlawful, or unenforceable provision will be deemed superseded by a valid, lawful, and enforceable provision that most closely matches the intent of the original provision.

(e) Third Parties. Nothing herein is intended, nor will be deemed, to confer rights or remedies upon any third party.

(f) Interpretation. The headings in this Agreement are inserted for convenience of reference only and are not to be considered in the interpretation or construction of the provisions hereof. The singular of any term shall include the plural, and vice versa. All uses of “including” herein shall be interpreted to mean “including, but not limited to.”

(g) Notices. All notices hereunder shall be in writing and shall be delivered by certified mail and email to the other party at the address set forth below or at such other address as such party may designate in writing. Each such notice hereunder will be effective upon the date of delivery.

Felicitex:

Attn: Maria Vilenchik, PhD
Felicitex Therapeutics, Inc.
45 Ridge Road

Newton, MA 02468

mvilenchik@felicitex.com

With a copy to:

Val Gurvits, Esq.
Boston Law Group, PC

825 Beacon Street, Suite 20
Newton Centre, MA 02459
vgurvits@bostonlawgroup.com

Recipient:

Attn: Olga Potapova, PhD, Direktore
UAB DolceRx Baltika

olga-potapova@cureline.com

With a copy to:

Agne Vaitkeviciene, CEO
UAB DolceRx Baltika
agne@cureline.com

(h) Governing Law; Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the laws of the Commonwealth of Massachusetts without regard to the conflict of law principles thereof. The parties agree to the exclusive jurisdiction of the state and federal courts in Boston, Massachusetts.

(i) Counterparts. This Agreement may be executed in two counterparts, each of which, when so executed and delivered, shall be an original, but both of which together shall constitute one and the same instrument.

(j) Language. If this Agreement is executed in English and any other language, in the event of a conflict between the English version and the foreign translation, the terms of the English version shall control.

(k) Waiver. Any waiver by either Party of any right shall not operate or be construed as a general waiver.

[Signatures on next page]

IN WITNESS WHEREOF, the undersigned Parties have executed this Agreement as of the date set forth above.

FELICITEX:
Felicitex Therapeutics, Inc.

By:	/s/ Maria Vilenchik
Name:	Maria Vilenchik, PhD
Title:	Founder & CEO

RECIPIENT:
UAB DolceRx Baltika

By:	/s/ Agne Vaitkeviciene
Name:	Agne Vaitkeviciene
Title:	CEO

Exhibit 1

The Material

Felicitex Therapeutics Inc. shall deliver the following compounds:

Compound	Amount	Details
FX7742 (SLV series)	[**]	PK/PD and MTD is completed by Felicitex Therapeutics Inc.
FX 1610 (DHT series)	[**]
FX8474 (SLV series)	[**]	TBD

1. For [**] studies, the administration of test articles and the number of animals in each study group are shown in Table 2. For groups 1 to 5, dosing will start when [**]. Body weights and glucose levels will be monitored throughout. Livers and pancreas will be removed at termination (from n=3 animals per group) and formalin fixed in all groups. Pancreas will be analyzed for DyrklB,[**]. Serum will be harvested from animals dosed with FX but that reached the termination endpoint.

Table 2. Study 1 Design

Group	N	Treatment	Dose Level	Dosing Route	Schedule	Readout	Pancreas IHC Readout
1	12	PBS	--	i.p.	Day 1, QD 5 days	glucose GTT body weight survival	DYRK1B
2	12	STZ	[**]	i.p.	Day 1, QD 5 days	glucose GTT body weight survival	DYRK1B
3	12	STZ	[**]	i.p.	Day 1, QD 5 days	glucose GTT body weight survival	DYRK1B
		Insulin	Dose 1	i.p.	*Day 12, QD 7 days
4	12	STZ	[**]	i.p.	Day 1, QD 5 days	glucose GTT body weight survival	DYRK1B
		FX1610	Dose 2	i.p.	*Day 12, QD 7 days
5	6	STZ	[**]	i.p.	Day 1, QD 5 days	glucose GTT body weight survival	DYRK1B
		FX7742	[**]	po	*Day 12, QD 7 days
6	6	STZ	[**]	i.p.	Day 1, QD 5 days	glucose GTT body weight survival	DYRK1B
		FX7742	[**]	po	*Day 12, QD 7 days

Note: * The start of dosing for FX compounds and insulin in groups 3, 4, 5, and 6 will be started on a day mice [**].

1.	N: number of animals in a group.

2.	Dosing volume: adjust dosing volume based on body weight [**]

3.	GTT (glucose dehydrogenase method, AlphaTRAK, Abbot Laboratories, Chicago, IL)

Study endpoints

The major endpoints of the study include the following:

●	Body weight change

●	GTT = Glucose Tolerance Test

●	Insulin levels after treatments

●	Survival

●	Monitoring survival and glucose levels continues at least 1 week after the last dose

Study 2 Design

Similar to Study 1 utilizing compound FX8474, dose and schedule to be determined based on PK/PD and MTD studies for this compound.

Resources

●	[**] studies will be conducted at Vilnius University Life Sciences Center, Department of Biological models.

●	Bioanalytical analysis for PK samples of FX7742 will be conducted by Felicitex Therapeutics, MA

●	IHC analysis of pancreas for an expression of Dyrkl B will also be conducted at Cureline, CA.

Quantities of Materials

●	FX compounds to be provided by Felicitex.

●	All other reagents to be provided by DolceRx

Communications

The Parties will discuss the progress of the Research and share Research Data on a weekly basis, or as otherwise agreed. These discussions take place by telephone or Zoom.

Term

The Term of this Exhibit is the earlier of (i) 2 months from the Effective Date or (ii) the delivery of all Research Data.

Timing

1 week to get animals in for PK and MTD studies.

1 week for in life PK (dosing, blood draws)

1 week bioanalytical at Felicitex

1-2 weeks[**] – can be done in parallel with PK analysis

1-2 weeks [**](3-4weeks from initiation of study) for monitoring efficacy

Total 6-8 weeks for demonstration of efficacy [**].

Studies can be repeated and the design of both Studies can be adjusted and modified according to mutual agreement between the parties.

Exhibit 2

The Purpose

Explore the potential of Felicitex’s developed DYRK 1 inhibitors (FX 1610, FX7742, FX8474) in applications to [**].